EXHIBIT 99.2

FOR IMMEDIATE RELEASE

RADIOIO INKS DEAL TO KEEP BUBBA THE LOVE SPONGE® ON ITS ROSTER OF INTERNET OFFERINGS

RadioIO’s deal with shock jock Bubba the Love Sponge®, makes it the exclusive provider over the Internet of Bubba’s shows which deliver daily talk programming through RadioIO’s Bubba Army Radio.

NEW YORK, New York, May 2, 2014 — Radioio, Inc. (OTCQB: RAIO) today announced it has entered into a new agreement with Bubba Radio Network, Inc., pursuant to which RadioIO will continue to deliver Bubba the Love Sponge® and his shows exclusively over the Internet on Bubba Army Radio.  During the term of the agreement, RadioIO has the exclusive right to distribute archived and newly produced Internet-only content of the Bubba Radio Network over the Internet and the non-exclusive right to broadcast live the Bubba the Love Sponge show which is syndicated on terrestrial radio.  RadioIO shall pay periodic fees based on subscription and advertising revenue received by the company relating to the Bubba programming.  The agreement runs through December 31, 2016.

Bubba Army Radio’s exclusive Internet-only daily programming on channels Bubba One and Bubba Two, a three-hour delayed West Coast feed, features the Bubba the Love Sponge show, Bubba Army Radio Uncensored, The Shannon Burke Show, Dangerous Conversations with Scott Ledger and a daily specialty show.

Bubba, a native of Warsaw, Indiana, has hosted RadioIO’s Bubba the Love Sponge show since January of 2011 and was recently ranked at #26 for the “Top Talkers” of 2013. His extensive radio career began at WPFR-FM in Terre Haute, IN, to his eventual domination of the Tampa ratings at WXTB 98 Rock. He currently hosts  the #1 male rated popular morning drive show airing on WHPT 102.5 "The Bone" in Tampa, Fla., WRXK 96.1 "K-Rock" in Ft. Myers, Fla., WYBB 98.1 "98 Rock" in Charleston, SC, WTRS 102.3 "My Country" in Gainesville-Ocala, Fla., WZLB 103.1 "The Blaze" in Valparaiso, Fla. and KRZQ in Reno, NV.  Bubba, handpicked by Howard Stern, was the first additional broadcaster to host a live uncensored show on The Howard Stern channel Howard 101 on SiriusXM Radio from 2006–2010. The Bubba the Love Sponge Show quickly became the second most listened to talk show on all of SiriusXM, surpassed in listenership only by Howard Stern himself.

“We are excited about our partnership with Bubba and look forward to continue to offer his programs to our subscribers,” commented Zachary McAdoo, RadioIO’s President and Chief Executive Officer.

RadioIO’s proprietary award-winning programming of over 100 music and talk hosted channels and shows is rapidly expanding and delivering increased ease of use for subscribers who can sign up for all ad-free channels on a yearly or monthly basis. Answering to listeners’ recent calls, RadioIO has brought back the Bubba Army Radio Uncensored show, and has also added over 10 new talk channels and music stations. Subscribers have easy access to an extensive collection of downloads, including uncensored Bubba the Love Sponge shows, archived by year, and shows from his five years on Howard 101 on Sirius XM.

About RadioIO
Radioio, Inc., (OTCQB:RAIO), provides an Internet radio media platform (www.radioio.com) that delivers streamed music anytime and anywhere on connected devices. RadioIO’s full-service background music and messaging ecosystem supports large franchise businesses and other vertical markets, such as retail, hospitality, health and wellness. RadioIO provides talk radio programming, such as Be Well Radio, Bubba Army and Internet radio music with extensive genres of handcrafted customized music, including classical, new age, rock, reggae, wellness, yoga and country.

Forward-Looking Statements
Statements about the future expectations of Radioio, Inc. and all other statements in this press release other than historical facts are forward-looking statements.  Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results.  Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which RadioIO may participate; competition within RadioIO’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by RadioIO to successfully develop or acquire products and services and form new business relationships.  Since these statements involve risks and uncertainties and are subject to change at any time, RadioIO’s actual results could differ materially from expected results.

Contacts:

Radioio, Inc.
Corey McGraw
Press@radioio.com
corey@digipowers.com
Phone 212-389-2033